                                                                   EXHIBIT 10.29

                                 FIRST AMENDMENT
                                       TO
                                 ALLERGAN, INC.
                      EXECUTIVE DEFERRED COMPENSATION PLAN
                  (AMENDED AND RESTATED AS OF JANUARY 1, 2003)

         The ALLERGAN, INC. EXECUTIVE DEFERRED COMPENSATION PLAN (the "Plan") is hereby amended as follows:

I.       Section 6.5 of the Plan is amended as follows:

                           6.5 Change in Payout Timing. A Participant may change his or her Participation Agreement or deemed Participation Agreement at any time prior to Termination of Employment in order to revise the timing of retirement benefits to another method (or over another period) permitted under Sections 6.2 and 6.3 above. If a change is made within the 12-month period preceding Termination of Employment (unless Termination of Employment is on account of Disability), the Participant's Participation Agreement or deemed Participation Agreement in effect immediately prior to such change shall be reinstated. This Section shall apply to all existing and future election changes in payout timing for retirement benefits made by Participants under the Plan.

II.      Article VII is amended by adding the following Section 7.3:

                           7.3 Change in Payout Timing. A Participant may change his or her Participation Agreement or deemed Participation Agreement at any time prior to Termination of Employment in order to revise the timing of termination benefits to another method (or another time) permitted under
                  Section 7.2 above. If a change is made within the 12-month period preceding Termination of Employment (unless Termination of Employment is on account of Disability), the Participant's Participation Agreement or deemed Participation Agreement in effect immediately prior to such change shall be reinstated. This Section shall apply to all existing and future election changes in payout timing for termination benefits made by Participants under the Plan.

III.     Article VIII is amended by adding the following Section 8.6:

                           8.6 Change in Payout Timing. A Participant may change his or her Participation Agreement or deemed Participation Agreement at any time prior to Termination of Employment in order to revise the timing of death benefits to another method permitted under Section 8.1 above. If a change is made within the 12-month period preceding death, the Participant's Participation Agreement or deemed Participation Agreement in effect immediately prior to such change shall be reinstated. This Section shall apply to all existing and future election changes in payout timing for death benefits made by Participants under the Plan.

IV.      Article XII is amended by adding the following Section 12.5:

                           12.5     Payment of After-Tax Amounts.
                  Notwithstanding any other provision of the Plan, Restoration Credits credited to a Participant's Deferral Account for the 1999, 2000, and 2001 Plan Years that were reported as taxable income to the Participant shall be distributed to such Participant as soon as administratively practicable; provided, however, that the amount of the distribution shall be decreased for net investment losses but not increased for net investment gains attributable to such Restoration Credits as determined on the last valuation date preceding the date of distribution.

V.       Section 13.2 is amended as follows:

                           13.2 Committee Authority; Rules and Regulations. The Committee shall have discretionary authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of the Plan, (ii) decide or resolve any and all questions, including interpretations of the Plan, as may arise in connection with the Plan, and (iii) take or approve all such other actions relating to the Plan (other than amending the Plan, except as provided in Section 16.6, or terminating the Plan); provided, however, that the Board may, by written notice to the Committee, withdraw all or any part of the Committee's authority at any time, in which case such withdrawn authority shall immediately revest in the Board. The decision or action of the Committee in respect of any question arising out of or in connection with the administration, interpretation and application of this Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan.

VI.      Section 16.6 is amended as follows:

                           16.6 Amendment or Termination of the Plan. The Company, by action of its Board of Directors, may amend this Plan from time to time in any respect that it deems appropriate or desirable, and may terminate this Plan at any time, subject to the following provisions:

                                    (a)      Any Plan amendment or Plan
                           termination shall not, without a Participant's written consent, be given effect with respect to such Participant to the extent such Plan amendment or Plan termination operates to reduce or eliminate (except to the extent that amounts are distributed under the
                           Plan) such Participant's Deferral Account as of the date of such amendment or termination.

                                    (b)      Any Plan amendment to make a change
                           in the formula for determining the interest rate to be credited under the Plan shall not become effective until thirty (30) days advance written notice is given to Participants.

                           The Committee shall have the right to amend the Plan,
                  subject to paragraphs (a) and (b) above, to make administrative amendments to the Plan that do not cause a substantial increase or decrease in benefits to Participants and that do not cause a substantial increase in the cost of administering the Plan.

         IN WITNESS WHEREOF, Allergan, Inc. hereby executes this First Amendment to the Allergan, Inc. Executive Deferred Compensation Plan on this 17th day of December, 2003.

ALLERGAN, INC.

BY:  /s/ Douglas S. Ingram
    ----------------------------------------
    Douglas S. Ingram
    Executive Vice President, General Counsel and Secretary


                                       3